EXHIBIT 99.1
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Evelyn Mitchell                        regions.doingmoretoday.com
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Regions Financial Corp. Director Eric C. Fast to Retire

BIRMINGHAM, Ala. - Dec. 20, 2019 - Regions Financial Corporation (NYSE:RF) today announced that Eric C. Fast has informed the Board that he does not intend to stand for reelection and will retire from the company’s Board of Directors effective at the 2020 annual meeting of shareholders.

“Throughout his tenure, Eric has provided valuable guidance, insight and support to move Regions forward,” said Charles D. McCrary, Chair of the Regions Financial Board of Directors. “I appreciate his dedication and service as a member of the Board during a pivotal period in the company’s evolution and wish him well.”

Fast, who is 70, has served as a Regions Director since 2010. He currently serves on the Audit Committee and the Nominating and Corporate Governance Committee. From 2001 through January 2014, he was CEO of Crane Co., a diversified manufacturer of engineered industrial products. Prior to joining Crane Co., Fast worked for Salomon Brothers and later Salomon Smith Barney, where he ultimately was co-head of Global Investment Banking and a member of the firm’s Management Committee. He previously served as Treasurer of MacMillan Inc. and began his career as a commercial lending officer at The Bank of New York.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $128 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,500 banking offices and 2,000 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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